Exhibit 99.1

PRESS RELEASE

Contacts
Nicole Estrin	Rick Roose
Manager of Corporate Communications & IR	WeissComm Partners, Inc.
408-215-4572	415-259-8981
nestrin@nuvelo.com	rick@weisscom.net

Lee Bendekgey
SVP and CFO
408-215-4358
lbendekgey@nuvelo.com

NUVELO TO GAIN WORLDWIDE RIGHTS TO ALFIMEPRASE THROUGH AMGEN

LICENSING AGREEMENT

—Company Finalizing Phase 3 Alfimeprase Trial Design with Food and Drug Administration

(FDA) for the Treatment of Acute Peripheral Arterial Occlusion (PAO), also Known as “Leg

Attack”—

—Company to host a conference call and webcast today at 5:30 p.m. Eastern Time—

SUNNYVALE, Calif., November 1, 2004/PRNewswire/— Nuvelo, Inc. (NASDAQ:NUVO) today announced that it will gain worldwide rights to develop and commercialize the novel acting thrombolytic agent, alfimeprase, from Amgen Inc. in exchange for payment of previously negotiated development milestones and royalties. No additional financial terms were disclosed.

“The collaboration that we commenced with Amgen in 2002 for the development and commercialization of alfimeprase was the entrance for Nuvelo into becoming a clinical stage company,” said Ted W. Love, M.D., president and CEO of Nuvelo. “I have very much enjoyed working with Amgen, particularly my extensive interaction with Dr. Roger Perlmutter, their executive vice president of research and development.”

Alfimeprase was originally identified through Amgen’s internal research program. In January 2002, Amgen entered into a collaboration agreement with Nuvelo (then known as Hyseq Pharmaceuticals, Inc.) for the development and commercialization of alfimeprase. Under the terms of this agreement, Nuvelo was responsible for leading all clinical development activities for alfimeprase and Amgen was responsible for leading manufacturing activities. Amgen had the option to lead commercialization activities in which both companies could participate. Following completion of the Phase 2 alfimeprase trial in acute PAO, the agreement also allowed Amgen to transition the alfimeprase collaboration with Nuvelo into a licensing arrangement under which Amgen would grant Nuvelo worldwide rights to alfimeprase. Amgen has exercised its right under the agreement and will grant Nuvelo worldwide rights to develop and commercialize alfimeprase.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

“After the positive outcome of our recent FDA meeting to discuss the Phase 3 trial design for alfimeprase for the treatment of patients with acute peripheral arterial occlusion (PAO), we are more convinced than ever that this product represents a major opportunity for Nuvelo and our shareholders,” said Dr. Love. “We have the cardiovascular expertise, clinical development capability, managerial talent and financial resources to move forward with our planned Phase 3 program and to further develop our promising cardiovascular franchise.”

Based on recent discussions with the FDA, Nuvelo is finalizing the design of and preparing to initiate a multi-center, multi-national, randomized, double-blind, placebo-controlled Phase 3 program to determine the efficacy and safety of alfimeprase for the treatment of patients with acute PAO. This Phase 3 program, also known as NAPA-2 (Novel Arterial Perfusion with Alfimprase-2), will be led by Dr. Kenneth Ouriel, chairman of the division of surgery at the Cleveland Clinic and Dr. Gunnar Tepe, department of diagnostic radiology at the University of Tubingen, Germany. Nuvelo anticipates this program will consist of two overlapping trials that will include a total of approximately 700 patients. These patients will be randomized to receive either 0.3 mg/kg of alfimeprase or placebo. The primary endpoint will be avoidance of open vascular surgery at 30 days. Secondary endpoints will include restoration of arterial blood flow and increase in ankle brachial index (ankle blood pressure). Nuvelo is focused on beginning this Phase 3 program in acute PAO in the first quarter of 2005. In addition, Nuvelo is preparing to meet with the FDA to discuss the initiation of an additional Phase 3 program for alfimeprase in a second potential indication, central venous catheter occlusion.

Phase 2 PAO Trial Results

Full analysis of the Phase 2 multi-national, open-label, dose-escalation study, NAPA-1, on 113 patients with acute PAO, indicated that alfimeprase was generally safe and well tolerated. In the trial, alfimeprase showed potential for thrombolysis (breaking up of a blood clot) at rates of up to 76% and restoration of arterial flow at rates of up to 60%, based on intention to treat analysis. Furthermore, all thrombolytic activity and restoration of flow was recorded within four hours of initiation of dosing. From 52% to 69% of study patients were able to avoid vascular surgical intervention. Among the 113 patients enrolled, there were no intracerebral hemorrhages or deaths at 30 days. There were seven major bleeding events reported. Of these, only one major bleed was categorized by the investigator as possibly related to alfimeprase (a groin hematoma). Hypotension rates in the lower doses (0.1 mg/kg and 0.3 mg/kg) were approximately 3% or 2 patients, one of whom was categorized by the investigator as not related to alfimeprase.

About Leg Attack

Acute PAO, also known as “leg attack,” which affects more than 100,000 people in the United States per year, is the blocking of arterial blood flow to the lower limbs by a clot. Leg attack often develops at sites of underlying atherosclerotic peripheral arterial disease. The classic early symptom of leg attack is leg pain. Continued restriction of blood flow can lead to ulcers, gangrene, tissue death and if untreated, foot or leg amputation.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/524-4001    www.nuvelo.com

Vascular surgery, angioplasty and off-label use of thrombolytics are established initial treatments for leg attack. These plasminogen activator type thrombolytic agents may require a prolonged infusion of 24 to 36 hours in patients with leg attack. There are currently no approved, widely used products on the market to treat leg attack. With the limited treatment options currently available, alfimeprase has received orphan drug designation for leg attack.

About Alfimeprase

Alfimeprase is an enzyme produced by recombinant DNA technology. It is a thrombolytic agent or blood clot dissolver that is intended to directly degrade fibrin when delivered through a catheter at the site of a blood clot. Thrombolytics currently on the market such as Abbokinase® or Activase® are plasminogen activators which rely on the plasminogen system to degrade fibrin. The activity of plasminogen activators is impacted by the amount of plasminogen found in the blood clot and may require prolonged infusions when dissolving very large clots such as those found in patients with acute PAO. Alfimeprase directly degrades fibrin, producing a rapid dissolution of blood clots. In preclinical and clinical studies, alfimeprase has been shown to have the ability to degrade large arterial clots within four hours of initiation of dosing. In addition, alfimeprase possesses a unique mechanism of action. Preliminary testing suggests that its lytic activity is localized to the site of delivery. Alfimeprase is inhibited within seconds of moving away from the clot and into the general circulation by alpha-2 macroglobulin, a naturally occurring protein in our blood. This clearance mechanism helps focus the thrombolytic activity to the site of delivery and in preclinical and clinical testing, appears to minimize bleeding side effects.

Conference Call Details

Nuvelo will hold a conference call to discuss the conversion of its alfimeprase development and commercialization agreement with Amgen to a licensing agreement and to also discuss the results of its recent meeting with the FDA about the design of the Phase 3 alfimeprase program. The call will take place today, November 1, 2004 at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

To participate in the conference call, please dial 800/795-1259 for domestic callers and 785/832-0326 for international callers, and reference conference ID, 7Nuvelo. A telephone replay of the conference call will be available through Sunday, November 14, 2004 at 11:59 p.m. Eastern Time. To access the replay, please dial 800/839-5634 for domestic callers and 402/220-2560 for international callers.

In addition, this call is being webcast by CCBN and can be accessed via the Investor Relations section of Nuvelo’s Web site at www.nuvelo.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/524-4001    www.nuvelo.com

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, recently completed two Phase 2 trials in acute peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our Web site at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements” regarding the potential clinical benefits of alfimeprase for the treatment of acute PAO and catheter occlusion and the development and commercialization of Nuvelo’s potential therapeutic products, such as alfimeprase. Such statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. The Biologics License Application (BLA) for alfimeprase may never be filed, or, if filed, many never win FDA approval. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2003 and subsequent quarterly reports on Form 10-Q. We disclaim any intent or obligation to update these forward-looking statements.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Nuvelo, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

The information in these news pages should not be deemed accurate or current except as of the date of the particular press release or posting. Nuvelo has no intention of updating and specifically disclaims any duty to update the information in the press releases, and you should carefully check the date of each release. You should also read the complete legal notice for this website.

# # #

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/524-4001    www.nuvelo.com

4